Exhibit 99.1

Friedman Industries Appoints Gaurav Chhibbar as Chief Operating Officer

LONGVIEW, Texas, July 14, 2025 (Globe Newswire) -- Friedman Industries, Incorporated (NASDAQ/GS: FRD) is pleased to announce the appointment of Gaurav Chhibbar as the Company's new Chief Operating Officer (COO) effective July 10, 2025. Gaurav joins Friedman Industries with a distinguished career in operations excellence, strategy, corporate finance, and M&A due diligence.

Gaurav has built extensive experience through meaningful roles at Boston Consulting Group Inc., and prior to that, at Metal Edge Partners LLC and Cargill Inc. At Boston Consulting Group, he supported and led numerous efforts for clients across various sectors, including financial sponsors, private equity, family-owned, and Fortune 100 firms. His expertise in operations excellence and strategic management has been instrumental in driving growth and innovation.

"We are excited to welcome Gaurav to our leadership team," said Michael Taylor, President and Chief Executive Officer. "His proven track record and strategic vision align perfectly with our goals for the future. We are confident that Gaurav's leadership and his unique combination of broad business experience and steel industry knowledge will enhance our operational efficiency and drive our continued success."

Gaurav holds a Master of Business Administration from The University of Chicago Booth School of Business, with concentrations in Analytic Finance, Strategic Management, and Entrepreneurship. He also holds a Master of International Business from the Indian Institute of Foreign Trade and a Bachelor of Engineering from Panjab University.

About Friedman Industries

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to-length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

For more information, visit www.friedmanindustries.com.

For further information, contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.